Exhibit 10.2

November 23, 2020

Christopher J. Stephens, Jr.

Dear Chris,

On behalf of Sealed Air Corporation (the “Company,” “we” or “us”), I am pleased to confirm with you the terms of our offer of employment.

1.Start Date, Position and Duties. Your start date will be on January 1, 2021. You will have the title of Senior Vice President and Chief Financial Officer-Designate of the Company, becoming Chief Financial Officer of the Company effective on the first business day after we file our Annual Report on Form 10-K for 2020, but no later than March 31, 2021. In those positions, you will report to the Chief Executive Officer of the Company and will perform such services for the Company and its subsidiaries as are customarily associated with such positions and as may reasonably be assigned to you by the Chief Executive Officer.

The location of your position will be at the Company’s headquarters in Charlotte, NC. You are eligible to receive relocation benefits pursuant to the Company’s relocation policy. Additionally, the cap on the loss on sale benefit for the sale of your current home will be $85,000.  You will be required to sign a Relocation Repayment Agreement to receive your relocation benefits.

During your employment, you (i) will devote substantially all your working time and attention to the business and affairs of the Company (excluding any vacation and sick leave to which you are entitled), render such services to the best of your ability, and use your reasonable best efforts to promote the interests of the Company, (ii) will not engage in any other employment, consulting or other business activity that would create a conflict of interest with your services to the Company, (iii) will not assist any person or entity in competing with the Company or in preparing to compete with the Company and (iv) will comply with the Company’s policies and rules, as they may be in effect from time to time and provided to you. Notwithstanding the foregoing, you will be entitled to (A) serve on the boards of organizations (both for profit or non-profit), subject to the Board’s prior consent, not to be unreasonably withheld or delayed, (B) serve on civic or charitable boards or committees, (C) deliver lectures or fulfill speaking engagements, and (D) manage personal investments, so long as, in each such case, such activities do not (x) significantly interfere with the performance of your responsibilities as an employee of the Company, or (y) create a conflict of interest with your services to the Company.

2.Employment-at-Will. Your employment with the Company will be at-will. This means either you and/or the Company will be free to terminate this employment relationship at any time, with or without cause.

3.Sign-On Bonus and Initial Equity Award. You will receive the following awards effective on your start date.

•In lieu of an annual bonus opportunity for 2020, you will receive a sign-on bonus in the gross amount of $300,000, payable in a single cash payment (after required tax withholdings) on the first regular payroll date following your start date. Should you voluntarily resign your position prior to the first anniversary of your start date, you will be required to repay the Company in full the sign-on bonus within 30 days after your termination date.

•You will receive an award of restricted stock units (“RSUs”) granted under the Company’s 2014 Omnibus Incentive Plan (or any successor plan) (the “Stock Plan”) with a grant date value of $1,500,000. This award has been approved by the Organization and Compensation Committee of the Board (the “Organization & Compensation Committee”) and will be granted to you on the first business day following your start date, subject to your accepting this offer and commencing employment. The number of RSUs will be determined by dividing the dollar amount by the closing price of the Company’s common stock on the grant date, rounded up to the next whole RSU. The RSUs will vest in three substantially equal annual installments starting on the first anniversary of the grant date, subject to earlier vesting in case of your death or disability or your involuntary termination following a change in control of the Company in accordance with the Company’s standard form of RSU award agreement. The award will be evidenced by a formal award agreement reflecting these terms, which will be the governing document for the award.

4.Ongoing Compensation and Benefits. We will provide you with the following compensation and benefits during your employment:

•Base Salary: You will receive base salary at the annual rate of $640,000, payable in accordance with the Company’s regular payroll practices. At least annually, the Organization & Compensation Committee will consider whether, in its discretion, to increase, but not decrease, your rate of base salary, based on market trends, internal considerations, performance or such other factors as the Organization & Compensation Committee may determine.

•Annual Bonus. Each year beginning with 2021 you will be eligible for an annual bonus in accordance with the Company’s annual bonus program for senior executives as in effect from time to time. For 2021, the annual bonus will be in a target amount equal to 80% of your base salary and a maximum amount of 200% of your target. Your actual bonus amount will be determined by the Organization & Compensation Committee based on the achievement of corporate performance goals and its review of your performance in accordance with the Company’s annual bonus program for senior executives as in effect from time to time.

•Long-Term Incentives. You will receive long-term incentives in accordance with the Company’s long-term incentive program for senior executives as in effect from time to time as determined by the Organization & Compensation Committee in its discretion, taking into account factors such as market practice, cost, performance and such other factors as determined appropriate by the Organization & Compensation Committee. The awards granted in 2021 will have a target grant date value of 175% of your base salary, or such greater percentage as the Organization & Compensation Committee may determine. Consistent with recent practice, we expect to grant such awards in a mix of time-based and performance-based awards under the Stock Plan, consistent with the terms of awards for other senior executives as determined by the Organization & Compensation Committee for 2021.

•Benefits. During the Term, you will be entitled to participate in all retirement, health and welfare, vacation and other benefit plans and arrangements generally available to other senior executives of the Company in accordance with the terms and provisions of such plans, including the Sealed Air Corporation Executive Severance Plan.

•Business Expenses. We will reimburse you for reasonable and necessary travel and accommodation costs, entertainment and other business expenses incurred as a necessary part of discharging your duties hereunder, subject to our standard expense reimbursement policies.

5.Covenants. You will enter into the standard Company agreement regarding protection of confidential information, ownership of trade secrets and inventions, and post-employment covenants attached hereto as Exhibit A.

6.Indemnification. The Company will indemnify you and hold you harmless to the fullest extent permitted by law against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including advancement of reasonable attorney’s fees), losses, and damages resulting from your good faith performance of your duties and obligations with the Company (but exclusive of any claims made by you or on your behalf). The Company will cover you under directors’ and officers’ liability insurance both during and, while potential liability exists, after employment in the same amount and to the same extent as the Company covers its other officers and directors. These obligations will survive the termination of your employment with the Company.

7.Miscellaneous.

•No Conflicts. By signing this letter, you represent to the Company that your acceptance of this offer and agreement to accept employment with the Company under these terms will not conflict with, violate or constitute a breach of any employment or other agreement to which you are a party and that you are not required to obtain the consent of any person, firm, corporation or other entity in order to accept this offer of employment.

•Successors and Assigns. This letter shall inure to the benefit of and be binding upon (i) the Company and its successors and assigns and (ii) you and your heirs and legal representatives, except that your duties and responsibilities under this letter that are of a personal nature and will not be assignable or delegable in whole or in part without our prior written consent.

•Entire Agreement. This letter sets forth the entire present agreement of the parties concerning the subjects covered herein. There are no promises, understandings, representations, or warranties of any kind concerning those subjects except as expressly set forth herein or therein. Any modification of this letter must be in writing and signed upon the express consent of all parties. Any attempt to modify this letter, orally, or in writing not executed by all parties, will be void.

•Enforceability. If any provision of this letter, or its application to anyone or under any circumstances, is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability will not affect any other provision or application of this letter which can be given effect without the invalid or unenforceable provision or application and will not invalidate or render unenforceable such provision or application in any other jurisdiction.

•Governing Law. This letter shall be governed and interpreted in accordance with the laws of the State of North Carolina without regard to the State’s conflict of laws provision.

•Waivers. No failure on the part of any party to enforce any provisions of this letter will act as a waiver of the right to enforce that provision.

•Withholding. All payments of compensation to you by the Company shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

•Section 409A. This letter is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code’) or an exemption thereto, and, to the extent necessary in order to avoid the imposition of an additional tax on you under Section 409A of the Code, payments may only be made under this letter upon an event and in a manner permitted by Section 409A of the Code. Any payments or benefits that are provided upon a termination of employment shall, to the extent necessary in order to avoid the imposition of any additional tax on you under Section 409A of the Code, not be provided unless such termination constitutes a “separation from service” within the meaning of Section 409A of the Code. Any payments that qualify for the “short term deferral” exception or another exception under Section 409A of the Code shall be paid under the applicable exception. Notwithstanding anything in this letter to the contrary, if you are considered a “specified employee” (as defined in Section 409A of the Code), any amounts paid or provided under this letter due to your separation from service shall, to the extent necessary in order to avoid the imposition of an additional tax on you under Section 409A of the Code, be delayed for six months after your “separation from service” within the meaning of Section 409A of the Code, and the accumulated amounts shall be paid in a lump sum within 10 calendar days after the end of the 6-month period. If you die during the 6-month postponement period prior to the payment of benefits, the amounts the payment of which is deferred on account of Section 409A of the Code shall be paid to the personal representative of your estate within 60 calendar days after the date of your death. For purposes of Section 409A of the Code, the right to a series of installment payments under this letter shall be treated as a right to a series of separate payments. In no event may you, directly or indirectly, designate the calendar year of a payment. All reimbursements and in kind benefits provided under this letter shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in this letter, (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last calendar day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit. The Company makes no representations that the payments and benefits provided under this letter comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of noncompliance with Section 409A of the Code.

You acknowledge that you have received and read copies of the Company’s Stock Ownership Guidelines for Executive Officers and Other Key Executives and its Policy on Recoupment of Incentive Compensation From Executives in the Event of Certain Restatements.

Chris, we are most enthusiastic about your joining the team. If these provisions are agreeable to you, please sign one copy of this letter and return it to me as soon possible.

Sincerely,

/s/ Edward L. Doheny II
Edward L. Doheny II
President and Chief Executive Officer

Agreed and Accepted on November 23, 2020

                            /s/ Christopher J. Stephens, Jr.
                            Christopher J. Stephens, Jr.

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